 Exhibit 99.1

February 26, 2018

Dear Summit Healthcare REIT, Inc. Shareholder:

We are pleased to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of December 31, 2017. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

Overview

2017 has been one of Summit’s most active years yet. Senior housing acquisitions in which we have an equity interest totaled $130 million, which consisted of a total of four transactions. We acquired interests in three portfolios in joint ventures with our existing partner, Fantasia, in Rhode Island, Connecticut and Iowa, and purchased 100% of an assisted living facility in Arizona. We are hopeful that our acquisition momentum and portfolio growth will continue well into 2018 and beyond. We continue to endeavor to raise institutional third party capital to make acquisitions that we believe are accretive to shareholder value, while moving us closer to our goal of resuming shareholder distributions.

Over the past five years, the REIT has acquired an equity interest, ranging from 10% to 100%, in 47 senior housing properties in 14 states with an aggregate purchase price totaling approximately $370 million. We are excited about Summit’s future as we continue to focus on identifying senior housing acquisition opportunities that we believe will increase our cash flow and build value for our shareholders.

Annual Report and Share Value on Form 10-K

We expect to file our annual report on Form 10-K for the year ending 2017 with the Securities and Exchange Commission (“SEC”) by March 31, 2018. The report will be available at that time on our website under the Investors tab, SEC filings. The share value or net asset value for 2017 will not be available until the annual Form 10-K is filed with the SEC.

2017 Tax Forms

As in recent years, you will not receive an IRS Form 1099-DIV or any other IRS tax form from the REIT this year because we did not pay shareholder distributions. Please consult with your tax advisor if you have questions regarding your 2017 tax reporting.

Friendswood Lease

On January 1, 2018, HMG Healthcare, LLC (“HMG”) purchased Friendswood TRS, LLC, the licensed operator of Friendship Haven, from us and signed a long-term, triple-net lease for the Friendship Haven facility.  Summit is pleased to be working with HMG and hope to grow with them in the future.

MacKenzie Tender Offer

On January 29, 2018, MacKenzie Realty Capital, Inc. (“MacKenzie”) commenced a tender offer to purchase a maximum of 900,000 shares of the outstanding common stock of the REIT at a price of $1.42 per share, in cash (without interest). We believe that MacKenzie’s offer price is less than the current and potential long-term value of Summit’s shares and recommend against selling shares at this price. Please note that Summit is not in any way affiliated with MacKenzie.

As with their previous mini-tender offer back in September 2017, MacKenzie’s latest offer price is substantially below our most recent estimated valuation (as of December 31, 2016) of $2.53 per share. In arriving at our recommendation against selling your shares to MacKenzie, we considered the historical performance of the real estate market and of our portfolio, along with our outlook with respect to executing and achieving our investment objectives in a manner that is accretive to shareholder value. Based on that review, our Board of Directors recommended against our shareholders tendering their shares. We believe that MacKenzie is attempting to opportunistically acquire your shares in order to make a profit and, as a result, deprive you of the opportunity to realize longer term appreciation in value of your shares. We filed a Schedule 14D-9 and Form 8-K with the SEC in response to MacKenzie’s offer, which is available on our website at www.summithealthcarereit.com. Please read those filings carefully before making any decision to tender.

Litigation Update

In February 2018, after over three years of ongoing litigation involving our former advisor, a new judge was assigned, and a trial date is unknown at this time. As stated in our SEC filings, we continue to believe that the plaintiffs’ claims are without merit. We filed motions for summary adjudication on these claims against us, and several of their claims have been dismissed by the judge. The Board and management look forward to a prompt resolution of this matter so we can focus our time and the REIT’s capital on efforts that we believe will be accretive to shareholder value.

Frequently Asked Questions

What is the difference between Cornerstone and Summit? Are they the same company?

The REIT originated in 2006 as Cornerstone Core Properties REIT. It was externally managed and advised by Cornerstone Realty Advisors (“Cornerstone”) pursuant to an advisory agreement. In 2012, Kent Eikanas was recruited to help reposition the REIT from industrial real estate to healthcare assets. Upon the divestiture of all the REIT’s industrial properties, the REIT changed its name to Summit Healthcare REIT, Inc. to reflect the strategic shift. On April 1, 2014, the Board of Directors terminated the advisory agreement with Cornerstone, hired its own employees, and became self-managed. Since that date we have not been actively affiliated with Cornerstone.

When will you restore distributions?

Commencing in 2012, new management was hired to reposition the REIT into senior housing. Since 2014, when we severed our relationship with Cornerstone, the REIT’s financial situation has dramatically improved. The current Board of Directors and management are constantly reviewing Summit’s financial position to determine optimal timing to resume distributions.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Conduent Securities Services at (888) 522-1771, or our Director of Communications, Vince Finnegan, at (949) 648-4620. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2016, and quarterly reports for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.